FOR IMMEDIATE RELEASE

New York REIT, Inc. Announces Strong Third Quarter Leasing Results

New York, New York, October 6, 2014 – New York REIT, Inc. (“NYRT”) (NYSE: NYRT), a publicly traded real estate investment trust, announced today that it entered into new leases with respect to approximately 67,000 square feet of its portfolio during the third quarter with a weighted average term of 10 years and an average base rent of $57.41 per square foot, highlighted by a 32,598 square foot lease to CBS at World Wide Plaza.

NYRT’s President, Michael Happel, commented “We continue to successfully execute on our business plan to drive same-store growth in our portfolio and our third quarter leasing activity was even stronger than we previously expected. In the third quarter alone, we leased approximately a quarter of the total vacant space in our entire portfolio. We believe the tone of the Manhattan leasing market is strong, our buildings are attracting quality tenants, and our team is executing.”

NYRT’s third quarter 2014 leasing transactions included:

•	32,598 square feet leased to CBS with a 12-year lease at World Wide Plaza located at 825 Eighth Avenue (of which our pro rata share was 15,940 square feet);
•	13,504 square feet leased to Corcoran with a 10-year lease at “The Red Bull Building” located at 218 West 18th Street;
•	7,926 square feet leased to Dell with a 3-year lease at 1440 Broadway;
•	6,151 square feet leased to Neoscape with a 7-year lease at 256 West 38th Street.
•	3,833 square feet leased to South of Market with a 10-year lease at 416 Washington Street; and
•	3,425 square feet leased to WebMD with a 7-year lease at Worldwide Plaza located at 825 Eighth Avenue (of which our pro rata share was 1,675 square feet).

About NYRT

NYRT is a publicly traded corporation listed on the NYSE and is a New York City focused real estate investment trust that acquires income-producing commercial real estate, including office and retail properties, in New York City. Additional information about NYRT can be found on its website at www.nyrt.com. NYRT may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Forward Looking Statements

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as "will," "should," "may," "anticipate," "believe," "expect" and "intend" indicate a forward-looking statement, although not all forward-looking statements include these words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of NYRT's Annual Report on Form 10-K filed on February 28, 2014. Further, forward-looking statements speak only as of the date they are made, and NYRT undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Contacts

Anthony J. DeFazio	Michael A. Happel, President	Gregory W. Sullivan, CFO and COO
DDCworks	New York REIT, Inc.	New York REIT, Inc.
tdefazio@ddcworks.com	mhappel@nyrt.com	gsullivan@nyrt.com
(484) 342-3600	(212) 415-6500	(212) 415-6500

Andrew G. Backman, Managing Director

Investor Relations / Public Relations

RCS Capital Corporation

abackman@rcscapital.com

(917) 475-2135